The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated September 13, 2022

PROSPECTUS Dated November 16, 2020 PROSPECTUS SUPPLEMENT Dated November 16, 2020	Pricing Supplement No. 6,285 to Registration Statement Nos. 333-250103; 333-250103-01 Dated September , 2022 Rule 424(b)(2)

$

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

_______________________

Enhanced Buffered Jump Securities due September 29, 2023

Based on the Performance of the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Enhanced Buffered Jump Securities due September 29, 2023 Based on the Performance of the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of American depositary shares of Petróleo Brasileiro S.A. — Petrobras (“Petróleo Brasileiro Stock”), as determined on the valuation date (the “final share price”). If the final share price is greater than or equal to 70% of the initial share price, you will receive in addition to the stated principal amount, the specified fixed upside payment. However, if the final share price is less than 70% of the initial share price, you will be exposed to the decline in the level of Petróleo Brasileiro Stock beyond the buffer amount of 30%, and you will lose 1.4286% for every 1% decline beyond the buffer amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire investment in the securities. The securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and appreciation above the fixed upside payment in exchange for the opportunity to receive the fixed upside payment if the final share price is greater than or equal to 70% of the initial share price. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount and issue price of each security is $1,000.

•	We will not pay interest on the securities.

•	At maturity, you will receive for each $1,000 stated principal amount of securities that you hold:

º	If the final share price is greater than or equal to $9.73, which is equal to 70% of the initial share price:

$1,000 + the fixed upside payment

º	If the final share price is less than $9.73, which is equal to 70% of the initial share price, meaning the value of Petróleo Brasileiro Stock has declined by more than 30% from the initial share price:

$1,000 × [$1,000 × (share performance factor + 30%) × downside factor]

In this scenario, the payment at maturity will be less than the stated principal amount of $1,000, and could be zero.

•	The fixed upside payment will be equal to $355 per security (35.50% of the stated principal amount).

•	The downside factor is 1.4286.

•	The share performance factor will be equal to (i) the final share price divided by (ii) the initial share price.

•	The initial share price is $13.90, which is the closing price of one share of Petróleo Brasileiro Stock on September 12, 2022.

•	The final share price will equal the closing price of one share of Petróleo Brasileiro Stock multiplied by the adjustment factor, each as of September 26, 2023, which we refer to as the valuation date. The adjustment factor will be initiallyf set at 1.0 and is subject to change upon certain corporate events affecting Petróleo Brasileiro Stock.

•	The buffer amount is 30%.

•	Investing in the securities is not equivalent to investing in Petróleo Brasileiro Stock.

•	The securities will not be listed on any securities exchange.

•	The estimated value of the securities on the pricing date is approximately $974.60 per security, or within $25.00 of that estimate. See “Summary of Pricing Supplement” beginning on PS-2.

•	The CUSIP number for the securities is 61774HCV8. The ISIN number for the securities is US61774HCV87.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Terms” and “Additional Information About the Securities.”

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

PRICE $1,000 PER SECURITY

_______________________

	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per Security	$1,000	$10	$990
Total	$	$	$
(1)	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $10 per $1,000 principal amount of securities.

(2)	Please see “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this preliminary pricing supplement for information about fees and commissions.

(3)	See “Additional Information About the Securities—Use of Proceeds and Hedging” on page PS-29.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Enhanced Buffered Jump Securities due September 29, 2023 Based on the Performance of the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras, which we refer to as the securities, we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities issued by MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The return on the securities at maturity is based on the performance of the American depositary shares of Petróleo Brasileiro S.A. — Petrobras, which we refer to as Petróleo Brasileiro Stock. The securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and appreciation above the fixed upside payment in exchange for the opportunity to receive the fixed upside payment if the final share price is greater than or equal to 70% of the initial share price. The securities do not guarantee the return of any principal at maturity, and all payments on the securities are subject to our credit risk.

Each security costs $1,000	We are offering the Enhanced Buffered Jump Securities due September 29, 2023, Based on the Performance of the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras, which we refer to as the securities. The stated principal amount and issue price of each security is $1,000. The original issue price of each security is $1,000.

The original issue price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $974.60, or within $25.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to Petróleo Brasileiro Stock. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to Petróleo Brasileiro Stock, instruments based on Petróleo Brasileiro Stock, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the fixed upside payment, the buffer amount and the downside factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market,

absent changes in market conditions, including those related to Petróleo Brasileiro Stock, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to Petróleo Brasileiro Stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

No guaranteed return of principal; no interest	Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity. If the final share price is less than 70% of the initial share price, you will be exposed to the decline in the level of Petróleo Brasileiro Stock beyond the buffer amount of 30%, and you will lose 1.4286% for every 1% decline in the share price of Petróleo Brasileiro Stock beyond the buffer amount. Under these circumstances, the payment at maturity will be less than $700 per security, and, as there is no minimum payment at maturity on the securities, you could lose your entire investment.

Your appreciation potential is fixed and limited	Where the final share price is greater than or equal to 70% of the initial share price, the appreciation potential of the securities is limited to the fixed upside payment of $355 per security (35.50% of the stated principal amount) even if the final share price is significantly greater than the initial share price. See “Hypothetical Payouts on the Securities at Maturity” on PS-6 below.

Payment at maturity

At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final share price, determined as follows:

•       If the final share price is greater than or equal to 70% of the initial share price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 + the fixed upside payment

where,

fixed upside payment = $355 per security (35.50% of the stated principal amount)

final share price = the closing price of one share of Petróleo Brasileiro Stock multiplied by the adjustment factor, each as of the valuation date initial share price = the closing price of one share of Petróleo Brasileiro Stock on September 12, 2022

and

adjustment factor = 1.0, subject to change upon certain corporate events affecting Petróleo Brasileiro Stock.

• If the final share price is less than 70% of the initial share price, meaning the value of Petróleo Brasileiro Stock has declined by more than 30% from the initial share price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 × [$1,000 × (share performance factor + 30%) × downside factor]

where,

share performance factor	=	final share price
initial share price

and downside factor = 1.4286. Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000, and will represent a loss of some or all of your investment.

On PS-7, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity over a range of hypothetical percentage changes in the closing price of Petróleo Brasileiro Stock. The graph does not show every situation that may occur.

You can review the historical prices of Petróleo Brasileiro Stock for the period from January 1, 2017 through September 12, 2022 in the section of this pricing supplement called “Additional Information About the Securities—Historical Information.” You cannot predict the future performance of Petróleo Brasileiro Stock based on its historical performance.

The adjustment factor may be changed	During the life of the securities, our affiliate, Morgan Stanley & Co. LLC or its successors, which we refer to as MS & Co., acting as calculation agent, may make changes to the adjustment factor, initially set at 1.0, to reflect the occurrence of certain corporate events relating to Petróleo Brasileiro Stock. You should read about these adjustments in the sections of this pricing supplement called “Risk Factors—The antidilution adjustments the calculation agent is required to make do not cover every event that could affect Petróleo Brasileiro Stock,” “Terms—Adjustment Factor” and “—Antidilution Adjustments.”

You have no shareholder rights	Investing in the securities is not equivalent to investing in Petróleo Brasileiro Stock. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to Petróleo Brasileiro Stock. In addition, you do not have the right to exchange your securities for Petróleo Brasileiro Stock at any time.

Postponement of maturity	If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date falls less than two business days prior to

date	the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

You may revoke your offer to purchase the securities prior to our acceptance	We are using this pricing supplement to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

MS & Co. will be the calculation agent	We have appointed our affiliate, MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial share price, the final share price, the share performance factor, the payment to you at maturity, if any, and whether a market disruption event has occurred.

MS & Co. will be the agent; conflicts of interest	The agent for the offering of the securities, a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-30.

No affiliation with Petróleo Brasileiro S.A. — Petrobras	Petróleo Brasileiro S.A. — Petrobras, which we refer to as Petróleo Brasileiro, is not an affiliate of ours and is not involved with this offering in any way. The obligations represented by the securities are obligations of ours and not of Petróleo Brasileiro.

Where you can find more information on the securities	The securities are unsecured securities issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2020 and prospectus dated November 16, 2020. We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Terms.” You should also read the “Additional Information About the Securities” section. You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in securities such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Additional Information About the Securities—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

For each security, the following graph illustrates the payout on the securities at maturity for a range of hypothetical final share prices.

The graph is based on the following terms:

•	Stated Principal Amount: $1,000 per security

•	Fixed Upside Payment: $355 per security (35.50% of the stated principal amount)

HOW THE SECURITIES WORK

Upside Scenario. If the final share price is greater than or equal to 70% of the initial share price, the investor would receive the $1,000 stated principal amount plus the fixed upside payment of $355 per security.

Downside Scenario. If the final share price is less than 70% of the initial share price, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the decline in the final share price from the initial share price beyond the buffer amount of 30% multiplied by the downside factor of 1.4286. In this scenario, the investor would lose some or all of the amount invested in the securities.

•	For example, if the final share price declines by 44% from the initial share price, the payment at maturity would be $800 per security (80% of the stated principal amount).

The “Return on Securities” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount security to $1,000. The hypothetical returns set forth below reflect the fixed upside payment of $355 per security and assume an initial share price of $12.00. The hypothetical returns set forth below are for illustrative purposes only and may not reflect the actual returns applicable to a purchaser of the securities.

Final Share Price ($)	Percentage Change from Initial Share Price	Return on Securities
18.00	50.00%	35.50%
16.80	40.00%	35.50%
15.60	30.00%	35.50%
14.40	20.00%	35.50%
13.20	10.00%	35.50%
12.84	7.00%	35.50%
12.60	5.00%	35.50%
12.30	2.50%	35.50%
12.00	0.00%	35.50%
11.40	-5.00%	35.50%
10.80	-10.00%	35.50%
10.20	-15.00%	35.50%
9.60	-20.00%	35.50%
8.40	-30.00%	35.50%
8.28	-31.00%	-1.43%
7.80	-35.00%	-7.14%
7.20	-40.00%	-14.29%
4.80	-60.00%	-42.86%
2.40	-80.00%	-71.43%
0.00	-100.00%	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns on the securities set forth in the table are calculated.

Example 1: The price of Petróleo Brasileiro Stock increases from the initial share price of $12.00 to a final share price of $18.00. Because the final share price is greater than 70% of the initial share price, the investor receives $1,000 plus the fixed upside payment of $355, a return on the securities of 35.50%, but does not participate in the appreciation of Petróleo Brasileiro Stock.

Example 2: The price of Petróleo Brasileiro Stock decreases from the initial share price of $12.00 to a final share price of $11.40. Although the final share price has declined by 5%, because the final share price is greater than 70% of the initial share price, the investor receives $1,000 plus the fixed upside payment of $355, a return on the securities of 35.50%.

Example 3: The price of Petróleo Brasileiro Stock decreases from the initial share price of $12.00 to a final share price of $7.20. Because the final share price is less than 70% of the initial share price, the investor is exposed on a 1.4286-to-1 basis to the decline in the final share price of Petróleo Brasileiro Stock from the initial share price beyond the buffer amount of 30%, calculated as follows:

$1,000 + [$1,000 × (share performance factor + 30%) × downside factor]

$1,000 + [$1,000 × (-40% + 30%) × 1.4286] = $857.14

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, and, unlike ordinary debt securities, the securities do not pay interest or guarantee the return of any principal at maturity. Investing in the securities is not equivalent to investing in Petróleo Brasileiro Stock. This section describes the material risks relating to the securities. For a further discussion of risk factors, please see the accompanying prospectus supplement and prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

Risks Relating to an Investment in the Securities

The securities do not pay interest or guarantee the return of any of your principal at maturity	The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities and do not guarantee the return of any of the stated principal amount of the securities at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final share price. If the final share price is less than 70% of the initial share price, you will not receive the fixed upside payment. Instead, you will receive an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the final share price from the initial share price beyond the buffer amount of 30% multiplied by the downside factor of 1.4286. Under these circumstances, you will lose some or all of your investment. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities. See “Hypothetical Payouts on the Securities at Maturity” on PS–6.

Your appreciation potential is fixed and limited	The appreciation potential of the securities is limited to the fixed upside payment of $355 per security (35.50% of the stated principal amount) even if the final share price is significantly greater than the initial share price.

The market price of the securities may be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that, generally, the trading price of Petróleo Brasileiro Stock on any day will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include:

•	the volatility (frequency and magnitude of changes in price) of Petróleo Brasileiro Stock;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect Petróleo Brasileiro Stock or stock markets generally and which may affect Petróleo Brasileiro and the price of Petróleo Brasileiro Stock;

•	interest and yield rates in the market;

•	the dividend rate on Petróleo Brasileiro Stock, if any;

•	the time remaining until the securities mature;

•	the occurrence of certain events affecting Petróleo Brasileiro Stock that may or may not require an adjustment to the adjustment factor; and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the principal amount if the closing price of Petróleo Brasileiro Stock is at or below the initial share price.

You cannot predict the future performance of Petróleo Brasileiro Stock based on its historical performance. The price of Petróleo Brasileiro Stock may decrease below 70% of the initial share price so that you will receive at maturity an amount that is less than the stated principal amount of the securities by an amount that is proportionate to the decline in the final share price of Petróleo Brasileiro Stock from the initial share price beyond the buffer amount of 30% multiplied by the downside factor of 1.4286.

The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities	You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The amount payable on the securities is not linked to the price of Petróleo Brasileiro Stock at any time other than the valuation date	The final share price will be based on the closing price of one share of Petróleo Brasileiro Stock on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of Petróleo Brasileiro Stock appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the price of Petróleo Brasileiro Stock prior to such drop. Although the actual price of Petróleo Brasileiro Stock on the stated maturity date or at other times during the term of the securities may be higher than the final share price, the payment at maturity will be based solely on the final share price of Petróleo Brasileiro Stock on the valuation date.

Investing in the securities is not equivalent to investing in Petróleo Brasileiro Stock	Investing in the securities is not equivalent to investing in Petróleo Brasileiro Stock. As an investor in the securities, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to Petróleo Brasileiro Stock. As a result, any return on the securities will not reflect the return you would realize if you actually owned shares of Petróleo Brasileiro Stock and received the dividends paid or distributions made on them.

The rate we are willing to pay for securities of this	Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to Petróleo Brasileiro Stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

The securities will not be listed on any securities exchange and secondary trading may be limited	The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The calculation agent, which is a subsidiary of Morgan Stanley and an	As calculation agent, MS & Co. will determine the initial share price, the final share price, the share performance factor and whether a market disruption event has occurred or any antidilution adjustment will be made, and will calculate the amount

affiliate of MSFL, will make determinations with respect to the securities	of cash you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final share price (and of any antidilution adjustments). These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Terms—Closing Price,” “—Final Share Price,” “—Valuation Date,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” “—Antidilution Adjustments” and “—Alternate Exchange Calculation in Case of an Event of Default.” In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities	One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to Petróleo Brasileiro Stock), including trading in Petróleo Brasileiro Stock and in options contracts on Petróleo Brasileiro Stock, as well as in other instruments related to Petróleo Brasileiro Stock. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade Petróleo Brasileiro Stock and other financial instruments related to Petróleo Brasileiro Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to September 12, 2022 could potentially increase the initial share price, and, therefore, could increase the price at or above which Petróleo Brasileiro Stock must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing price of Petróleo Brasileiro Stock on the valuation date, and, accordingly, the amount of cash you will receive at maturity, if any.

The U.S. federal income tax consequences of an investment in the securities are uncertain

Please note that the discussions under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority. Our counsel, Davis Polk & Wardwell LLP, is unable to render a definitive opinion on the tax treatment of the securities at this time as such opinion is dependent in part upon market conditions on the pricing date. Our counsel’s opinion will therefore be provided only on the pricing date. However, under current law, and based on current market conditions, our counsel believes that it is at least reasonable to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described herein. There is a risk that the IRS may seek to treat all or a portion of the gain on the securities as ordinary income. For example, there is a risk (which, depending on the market conditions on the pricing date, could be substantial) that the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to Petróleo Brasileiro Stock

We are not affiliated with Petróleo Brasileiro S.A. — Petrobras	Petróleo Brasileiro S.A. — Petrobras, which we refer to as Petróleo Brasileiro, is not an affiliate of ours and is not involved with this offering in any way. Consequently, we have no ability to control the actions of Petróleo Brasileiro, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. Petróleo Brasileiro has no obligation to consider your interests as an investor in the securities in taking any corporate actions that might affect the value of your securities. None of the money you pay for the securities will go to Petróleo Brasileiro.

We may engage in business with or involving Petróleo Brasileiro without regard to your interests	We or our affiliates may presently or from time to time engage in business with Petróleo Brasileiro without regard to your interests, including extending loans to, or making equity investments in, Petróleo Brasileiro or its affiliates or subsidiaries or providing advisory services to Petróleo Brasileiro, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Petróleo Brasileiro. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Petróleo Brasileiro Stock. These research reports may or may not recommend that investors buy or hold Petróleo Brasileiro Stock.

The antidilution	MS & Co., as calculation agent, will adjust the adjustment factor for certain

adjustments the calculation agent is required to make do not cover every corporate event that could affect Petróleo Brasileiro Stock	corporate events affecting Petróleo Brasileiro Stock, such as stock splits, stock dividends and extraordinary dividends, and for certain other corporate actions involving Petróleo Brasileiro Stock. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect Petróleo Brasileiro Stock. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the price of Petróleo Brasileiro Stock by the amount of such dividends. If an event occurs that does not require the calculation agent to adjust the adjustment factor, such as a regular cash dividend, the market price of the securities and your return on the securities may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the securities. For example, if the record date for a regular cash dividend were to occur on or shortly before the valuation date, this may decrease the final share price to be less than 70% of the initial share price (resulting in a loss of some or all of your investment in the securities), materially and adversely affecting your return.

There are risks associated with investments in securities linked to the value of equity securities issued by foreign (and emerging market) companies	Petróleo Brasileiro Stock is issued by a foreign company. Investments in the securities linked to the value of any equity securities issued by a foreign company involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued by foreign companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. In addition, the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras have been issued by a company in an emerging market country, which poses further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

The value of Petróleo Brasileiro S.A. — Petrobras American Depositary Shares is subject to currency exchange rate risk	As Petróleo Brasileiro S.A. — Petrobras has its main operations in Brazil and derives its revenues in Brazilian real, fluctuations in the exchange rate between the Brazilian real and the U.S. dollar may affect the market price of the Petróleo Brasileiro S.A. — Petrobras American Depositary Shares, which may consequently affect the market value of the securities. The exchange rate between the Brazilian real and the U.S. dollar is managed by the Brazilian government with reference to a basket of currencies and is based on a daily poll of onshore market dealers and other undisclosed factors. The Central Bank of Brazil, the monetary authority in Brazil, sets the spot rate of the Brazilian real, and may also use a variety of techniques, such as intervention by its central bank or imposition of regulatory controls or taxes, to affect the Brazilian real/U.S. dollar exchange rate. In the future, the Brazilian government may also issue a new currency to replace its existing currency or alter the exchange rate or relative exchange by devaluation or revaluation of the Brazilian real in ways that may be adverse to your interests. The exchange rate is also influenced by political or economic developments in Brazil, the United States or elsewhere and by macroeconomic factors and speculative actions. Management of the Brazilian real by the Central Bank of Brazil could result in significant movement in the value of the Brazilian real. Additionally, changes in the exchange rate may result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Brazil and the United States, including economic and political developments in other countries. The value of Petróleo Brasileiro S.A. — Petrobras American Depositary Shares and thus the value of the securities as well as the payment at maturity or upon an automatic call may be affected by the actions of the Brazilian government, by currency fluctuations in response to other market forces or by the movement of currencies across borders.

There are important differences between the rights of holders of American Depositary Shares and the rights of holders of the common stock of a foreign company	Petróleo Brasileiro Stock is the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras and not the ordinary shares represented by the American Depositary Shares, and there exist important differences between the rights of holders of American Depositary Shares and the rights of holders of the corresponding ordinary shares. Each American Depositary Share is a security evidenced by American depositary receipts that represents a certain number of ordinary shares of a foreign company. Generally, American Depositary Shares are issued under a deposit agreement, which sets forth the rights and responsibilities of the depositary, the foreign issuer and holders of the American Depositary Shares, which may be different from the rights of holders of ordinary shares of the foreign issuer. For example, the foreign issuer may make distributions in respect of its ordinary shares that are not passed on to the holders of its American Depositary Shares. Any such differences between the rights of holders of American Depositary Shares and holders of the corresponding ordinary shares may be significant and may materially and adversely affect the value of the securities.

TERMS

Terms used but not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $1,000 Stated Principal Amount of the Enhanced Buffered Jump Securities due September 29, 2023, Based on the Performance of the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras (“Petróleo Brasileiro Stock”).

Aggregate Principal Amount	$

Pricing Date	September 13, 2022

Original Issue Date (Settlement Date)	September 15, 2022 (2 Business Days after the Pricing Date)

Maturity Date	September 29, 2023, provided that, if, due to a Market Disruption Event or otherwise, the Valuation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Valuation Date as postponed. See “—Valuation Date” below.

In the event that the Maturity Date of this Security is postponed due to postponement of the Valuation Date, as described in the immediately preceding paragraph, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to the holder of this Security by mailing notice of such postponement by first class mail, postage prepaid, to the holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile, confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid. Any notice that is mailed to the holder of this Security in the manner herein provided shall be conclusively presumed to have been duly given to such holder, whether or not such holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Valuation Date as postponed.

Issue Price	$1,000 per Security

Stated Principal Amount	$1,000 per Security

Denominations	$1,000 and integral multiples thereof

CUSIP Number	61774HCV8

ISIN Number	US61774HCV87

Interest Rate	None

Specified Currency	U.S. dollars

Payment at Maturity	At maturity, we will pay with respect to each $1,000 Stated Principal Amount of Securities an amount in cash equal to:

• If the Final Share Price is greater than or equal to $9.73, which is equal to 70% of the Initial Share Price:

$1,000 + the Fixed Upside Payment

• If the Final Share Price is less than $9.73, which is equal to 70% of the Initial Share Price:

$1,000 × [$1,000 (Share Performance Factor + 30%) × Downside Factor]

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to each $1,000 Stated Principal Amount of the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date. We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “Additional Information About the Securities—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Upside Payment	$355 per Security (35.50% of the Stated Principal Amount).

Share Performance Factor	A fraction, the numerator of which is the Final Share Price and the denominator of which is the Initial Share Price, as expressed by the following formula:

Share Performance Factor	=	Final Share Price
Initial Share Price

Initial Share Price	$13.90, which is equal to the Closing Price for one share of Petróleo Brasileiro Stock on September 12, 2022.

Closing Price	Subject to the provisions set out under “—Antidilution Adjustments” below, the Closing Price for one share of Petróleo Brasileiro Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

•	if Petróleo Brasileiro Stock (or any such other security) is listed on a national securities exchange (other than The Nasdaq Stock Market LLC (the “Nasdaq”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which Petróleo Brasileiro Stock (or any such other security) is listed,

•	if Petróleo Brasileiro Stock (or any such other security) is a security of the Nasdaq, the official closing price published by the Nasdaq on such day, or

•	if Petróleo Brasileiro Stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If Petróleo Brasileiro Stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of Petróleo Brasileiro Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to Petróleo Brasileiro Stock (or any such other security) or the last reported sale price or the official closing price published by the Nasdaq, as applicable, for Petróleo Brasileiro Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for Petróleo Brasileiro Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA. See “—Alternate Exchange Calculation in Case of an Event of Default” and “—Antidilution Adjustments” below.

Final Share Price	The Closing Price of one share of Petróleo Brasileiro Stock multiplied by the Adjustment Factor, each as determined by the Calculation Agent on the Valuation Date.

Adjustment Factor	1.0, subject to adjustment in the event of certain corporate events affecting Petróleo Brasileiro Stock. See “—Antidilution Adjustments” below.

Valuation Date	September 26, 2023, subject to adjustment for non-Trading Days and Market Disruption Events, as described in the following paragraph.

If a Market Disruption Event occurs on the scheduled Valuation Date, or if such Valuation Date is not a Trading Day, the Final Share Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that the Final Share Price will not be determined on a date later than the fifth scheduled Trading Day after the scheduled Valuation Date, and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Final Share Price as the mean, as determined by the Calculation Agent, of the bid prices for Petróleo Brasileiro Stock for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price on such date shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith), taking into account any information that it deems relevant.

Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, the Nasdaq, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co. and its successors

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations and determinations with respect to the Payment at Maturity, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Share Price, the Final Share Price, the Share Performance Factor, the Payment at Maturity, whether to make any adjustments to the Adjustment Factor or whether a Market Disruption Event has occurred. See “—Alternate Exchange Calculation in Case of an Event of Default,” “—Market Disruption Event” and “—Antidilution Adjustments.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to Petróleo Brasileiro Stock:

(i) the occurrence or existence of:

(a) a suspension, absence or material limitation of trading of Petróleo Brasileiro Stock on the primary market for Petróleo Brasileiro Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market, or

(b) a breakdown or failure in the price and trade reporting systems of the primary market for Petróleo Brasileiro Stock as a result of which the reported trading prices for Petróleo Brasileiro Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate, or

(c) the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to Petróleo Brasileiro Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on Petróleo Brasileiro Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Petróleo Brasileiro Stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Petróleo Brasileiro Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Antidilution Adjustments	The Adjustment Factor with respect to Petróleo Brasileiro Stock will be adjusted as follows:

1. If Petróleo Brasileiro Stock (or any shares of Petróleo Brasileiro S.A. — Petrobras which underlie the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras (the “Petróleo Brasileiro S.A. — Petrobras Ordinary Shares”)) is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of Petróleo Brasileiro Stock or Petróleo Brasileiro S.A. — Petrobras Ordinary Shares; provided, however, that, with respect to the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras, if (and to the extent that) Petróleo Brasileiro S.A. — Petrobras or the depositary for such American Depositary Shares has adjusted the number of Petróleo Brasileiro S.A. — Petrobras Ordinary Shares represented by each American Depositary Share of Petróleo Brasileiro S.A. — Petrobras so that the price of the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras would not be affected by such stock split or reverse stock split, no adjustment will be made to the Adjustment Factor.

2. If Petróleo Brasileiro Stock (or the Petróleo Brasileiro S.A. — Petrobras Ordinary Shares) is subject (i) to a stock dividend (issuance of additional shares of Petróleo Brasileiro Stock) that is given ratably to all holders of shares of Petróleo Brasileiro Stock or Petróleo Brasileiro S.A. — Petrobras Ordinary Shares, as applicable, or (ii) to a distribution of Petróleo Brasileiro Stock or Petróleo Brasileiro

S.A. — Petrobras Ordinary Shares, as applicable, as a result of the triggering of any provision of the corporate charter of the issuer of Petróleo Brasileiro Stock (“Petróleo Brasileiro S.A. — Petrobras”) then once the dividend has become effective and Petróleo Brasileiro Stock is trading ex-dividend, the Adjustment Factor will be adjusted so that the new Adjustment Factor shall equal the prior Adjustment Factor plus the product of (i) the number of shares issued with respect to one share of Petróleo Brasileiro Stock and (ii) the prior Adjustment Factor for Petróleo Brasileiro Stock; provided, however, that, with respect to the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras, if (and to the extent that) the Petróleo Brasileiro S.A. — Petrobras or the depositary for such American Depositary Shares has adjusted the number of Petróleo Brasileiro S.A. — Petrobras Ordinary Shares represented by each American Depositary Share of Petróleo Brasileiro S.A. — Petrobras so that the price of the American Depositary Shares of Petróleo Brasileiro S.A. — Petrobras would not be affected by such stock dividend or stock distribution, no adjustment will be made to the Adjustment Factor.

3. If Petróleo Brasileiro S.A. — Petrobras issues rights or warrants to all holders of Petróleo Brasileiro Stock to subscribe for or purchase Petróleo Brasileiro Stock at an exercise price per share less than the Closing Price of Petróleo Brasileiro Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Securities, then the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and a fraction, the numerator of which shall be the number of shares of Petróleo Brasileiro Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Petróleo Brasileiro Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Petróleo Brasileiro Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Petróleo Brasileiro Stock which the aggregate offering price of the total number of shares of Petróleo Brasileiro Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

4. There will be no required adjustments to the Adjustment Factor to reflect cash dividends or other distributions paid with respect to Petróleo Brasileiro Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of paragraph 5 and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Petróleo Brasileiro Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for Petróleo Brasileiro Stock by an amount equal to at least 10% of the Closing Price of Petróleo Brasileiro Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in Petróleo Brasileiro Stock on the primary U.S. organized securities exchange or trading system on which Petróleo Brasileiro Stock is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such closing price, the “Base Closing Price”). If an Extraordinary Dividend occurs with respect to Petróleo Brasileiro Stock, the Adjustment Factor with respect to Petróleo Brasileiro Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor will equal the product of (i) the then current Adjustment Factor and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for Petróleo Brasileiro Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Petróleo Brasileiro Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive. A distribution on Petróleo Brasileiro Stock described in clause (i), (iv) or (v) of paragraph 5 shall cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of paragraph 5, as applicable.

5. If (i) there occurs any reclassification or change of Petróleo Brasileiro Stock, including, without limitation, as a result of the issuance of any tracking stock by Petróleo Brasileiro S.A. — Petrobras, (ii) Petróleo Brasileiro S.A. — Petrobras or any surviving entity or subsequent surviving entity of Petróleo Brasileiro S.A. — Petrobras (the “Successor Corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of Petróleo Brasileiro S.A. — Petrobras or any Successor Corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) Petróleo Brasileiro S.A. — Petrobras is liquidated, (v) Petróleo Brasileiro S.A. — Petrobras issues to all of its shareholders equity securities of an issuer other than Petróleo Brasileiro S.A. — Petrobras (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-Off Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of Petróleo Brasileiro Stock (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining the Payment at Maturity for each Stated Principal Amount shall be determined in accordance with “—Payment at Maturity” above, except that all references to the “Final Share Price” therein shall be deemed to refer to the “Final Exchange Property Value” (as defined below).

“Final Exchange Property Value” means the Exchange Property Value as of the Valuation Date.

“Exchange Property Value” means (x) for any cash received in any Reorganization Event, the value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such cash received for one share of Petróleo Brasileiro Stock, as adjusted by the Adjustment Factor at the time of such Reorganization Event, (y) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such Exchange Property received for one share of Petróleo Brasileiro Stock, as adjusted by the Adjustment Factor at the time of such Reorganization Event and (z) for any security received in any such Reorganization Event, an amount equal to the closing price, as of the day on which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each share of Petróleo Brasileiro Stock, as adjusted by the Adjustment Factor at the time of such Reorganization Event.

“Exchange Property” means securities, cash or any other assets distributed to holders of Petróleo Brasileiro Stock in or as a result of any such Reorganization Event, including (A) in the case of the issuance of tracking stock, the reclassified share of Petróleo Brasileiro Stock, (B) in the case of a Spin-Off Event, the share of Petróleo Brasileiro Stock with respect to which the spun-off security was issued, and (C) in the case of any other Reorganization Event where Petróleo Brasileiro Stock continues to be held by the holders receiving such distribution, Petróleo Brasileiro Stock.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 5 above, all references herein to “Petróleo Brasileiro Stock” shall be deemed to refer to the Exchange Property and references to a “share” or “shares” of Petróleo Brasileiro Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

In the event that Petróleo Brasileiro Stock is no longer listed on a primary U.S. securities exchange and the Petróleo Brasileiro S.A. — Petrobras Ordinary Shares are listed on a primary U.S. securities exchange, the Calculation Agent in its sole discretion will adjust the Adjustment Factor for Petróleo Brasileiro Stock such that the product of the last reported sale price of Petróleo

Brasileiro Stock and the Adjustment Factor at the last time Petróleo Brasileiro Stock was listed equals the product of the last reported sale price of the Petróleo Brasileiro S.A. — Petrobras Ordinary Shares and such adjusted Adjustment Factor at such time and the Petróleo Brasileiro S.A. — Petrobras Ordinary Shares will take the place of Petróleo Brasileiro Stock.

In the event that Petróleo Brasileiro S.A. — Petrobras or the depositary for Petróleo Brasileiro Stock elects, in the absence of any of the events described in paragraph 1, 2, 3, 4 or 5 above, to change the number of the Petróleo Brasileiro S.A. — Petrobras Ordinary Shares that are represented by each share of Petróleo Brasileiro Stock, the Adjustment Factor on any Trading Day after the change becomes effective will be proportionally adjusted. In addition, if any event requiring an adjustment to be made to the Adjustment Factor pursuant to paragraph 2, 3, 4 or 5 above would result in a different adjustment with respect to Petróleo Brasileiro Stock than with respect to the Petróleo Brasileiro S.A. — Petrobras Ordinary Shares, the Calculation Agent will adjust the Adjustment Factor based solely on the effect of such event on Petróleo Brasileiro Stock.

No adjustment to the Adjustment Factor shall be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. The Adjustment Factor resulting from any of the adjustments specified above shall be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Adjustment Factor shall be made up to the close of business on the Valuation Date.

No adjustments to the Adjustment Factor or method of calculating the Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the closing price of Petróleo Brasileiro Stock, including, without limitation, a partial tender or exchange offer for Petróleo Brasileiro Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor or method of calculating the Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Adjustment Factor, or to the method of calculating the amount payable at maturity of the Securities made pursuant to paragraph 5 above, upon written request by any investor in the Securities.

Alternate Exchange Calculation in Case of an Event of Default	If an Event of Default with respect to the Securities will have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we will, or will cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

ADDITIONAL INFORMATION ABOUT THE SECURITIES

Interest	None

Book Entry Note or Certificated Note	Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Petróleo Brasileiro Stock; Public Information	Petróleo Brasileiro S.A. — Petrobras operates proved reserves in the country of Brazil and produces the majority of Brazil’s oil and gas. Petróleo Brasileiro Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be accessed through a website maintained by the Commission. The address of the Commission’s website is www.sec.gov. Information provided to or filed with the Commission by Petróleo Brasileiro S.A. — Petrobras pursuant to the Exchange Act can be located by reference to Commission file number 001-15106. In addition, information regarding Petróleo Brasileiro S.A. — Petrobras may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Securities offered hereby and does not relate to Petróleo Brasileiro Stock or other securities of Petróleo Brasileiro. We have derived all disclosures contained in this pricing supplement regarding Petróleo Brasileiro from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Petróleo Brasileiro in connection with the offering of the Securities. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Petróleo Brasileiro is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Petróleo Brasileiro Stock (and therefore the price of Petróleo Brasileiro Stock at the time we price the Securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Petróleo Brasileiro could affect the value received at maturity with respect to the Securities and therefore the value of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of Petróleo Brasileiro Stock.

We and/or our affiliates may presently or from time to time engage in business with Petróleo Brasileiro, including extending loans to, or making equity investments in, Petróleo Brasileiro or providing advisory services to Petróleo Brasileiro, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Petróleo Brasileiro, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Petróleo Brasileiro, and the reports may or may not recommend that investors buy or hold Petróleo Brasileiro Stock. As a prospective purchaser of the Securities, you should undertake an independent investigation of Petróleo Brasileiro as in your judgment is appropriate to make an informed decision with respect to an investment in Petróleo Brasileiro Stock.

Historical Information	The following table sets forth the published high and low Closing Prices of Petróleo Brasileiro Stock for each quarter in the period from January 1, 2019 through September 12, 2022. The Closing Price of Petróleo Brasileiro Stock on September 12, 2022 was $13.90. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical prices of Petróleo Brasileiro Stock should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of Petróleo Brasileiro Stock on the Valuation Date.

If the Final Share Price is less than 70% of the Initial Share Price, you will lose some or all of your investment.

Petróleo Brasileiro S.A. — Petrobras Historical High and Low Closing Prices January 1, 2019 through September 12, 2022
	High ($)	Low ($)
2019
First Quarter	17.63	14.01
Second Quarter	16.99	13.46
Third Quarter	16.83	12.79

Fourth Quarter	16.44	13.77
2020
First Quarter	16.27	4.31
Second Quarter	9.72	5.41
Third Quarter	9.30	6.99
Fourth Quarter	11.37	6.47
2021
First Quarter	11.72	7.21
Second Quarter	12.23	8.10
Third Quarter	11.92	9.52
Fourth Quarter	11.31	9.53
2022
First Quarter	14.80	10.73
Second Quarter	16.26	10.95
Third Quarter (through September 12, 2022)	15.54	10.90

The following graph shows the daily Closing Prices of Petróleo Brasileiro Stock from January 1, 2017 through September 12, 2022. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on the Valuation Date.

Historical Daily Closing Prices of Petróleo Brasileiro S.A. — Petrobras January 1, 2017 through September 12, 2022

Use of Proceeds and Hedging	The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described beginning on page PS-2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to September 12, 2022, we will hedge our anticipated exposure in connection with the Securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in Petróleo Brasileiro Stock, in futures and/or options contracts on Petróleo Brasileiro Stock listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the price of Petróleo Brasileiro Stock on the Pricing Date, and, therefore, could increase the price at or above which Petróleo Brasileiro Stock must close on the Valuation Date so that investors do not suffer a loss on their initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities by purchasing and selling Petróleo Brasileiro Stock, futures or options contracts on Petróleo Brasileiro Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the price of Petróleo Brasileiro Stock, and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any.
Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest	JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates will act as placement agents for the Securities and will receive a fee from us or one of our affiliates that will not exceed $10 per $1,000 stated principal amount of Securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market after the offering. A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or Petróleo Brasileiro Stock in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:

•	purchase the Securities in the original offering; and
•	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities or commodities;

•	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder upon the sale, exchange or settlement of the Securities. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority. Our counsel, Davis Polk & Wardwell LLP, is unable to render a definitive opinion on the tax treatment of the Securities at this time as such opinion is dependent in part upon market conditions on the pricing date. Our counsel’s opinion will therefore be provided only on the pricing date. However, under current law, and based on current market conditions, our counsel believes that it is at least reasonable to treat a Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of the Securities as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Subject to the discussion above regarding the possible application of Section 1297 of the Code, any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. There is a risk that the IRS may seek to treat all or a portion of the gain on the Securities as ordinary income. For example, there is a risk (which, depending on the market conditions on the pricing date, could be substantial) that the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the Securities as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code, a Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Section 871(m) and FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions below regarding Section 871(m) and FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the Securities and current market conditions, we expect that the Securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If the Securities were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Securities. However, under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply to the Securities, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “United States Federal Taxation,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.